        Exhibit 10.19

June 30, 2022

Chad Becker
1465 Shasta Ave
San Jose, CA 95126

Re: Employment Amendments

Dear Chad:

Rockley Photonics Holdings Limited (the “Company”) and Rockley Photonics, Inc. (“RPI”) are pleased to present you with this letter reflecting your appointment as the interim Chief Financial Officer (CFO) of the Company and RPI. The effective date of the changes is June 13, 2022. The following changes shall apply only while you serve as the interim CFO of the Company and RPI.

1.Title
Your new title will be Interim Chief Financial Officer (CFO) and in that role you will report to the CEO of the Company and RPI.

2. Compensation
Your new base salary will be $14,230.77 bi-weekly, annualized to $370,000 (less applicable taxes, deductions and withholdings) (“Base Salary”).

3. Annual Target Performance Bonus
You will be eligible to receive an annual performance bonus at the target rate of 60% of your Base Salary on a pro-rata basis during your service as Interim CFO. This bonus will be paid in accordance with the established Compensation and Bonus Policy and/or Guidelines. Notwithstanding anything in this letter or the Compensation and Bonus Policy and/or Guidelines, if your employment terminates for any reason prior to any bonus being paid, then you will not have earned a bonus for that year and will not receive any portion of it. Bonus payments will be subject to deductions and withholdings. We reserve the right to amend the Annual Performance Bonus Scheme from time to time within our absolute discretion.
4. Indemnification
The Company will also agree to indemnify you with respect to certain risks associated with your role as Interim CFO pursuant to the Company’s standard executive officer indemnification agreement, which will be provided to you.
Other than the amendments made above, all other terms and conditions of your employment remain unchanged and unaffected by this letter. This letter does not change your “at will” employment status, and the Company and RPI reserve the right to make decisions regarding your employment, including but not limited to decisions regarding any transfers or other changes in duties or assignments, changes in salary and other compensation, changes in benefits and changes in Company group policies or procedures.
Please sign below to confirm your understanding and acceptance of the terms of this letter. On behalf of the Company and RPI, I would like to thank you for your ongoing dedication to the continuing development and growth of the Rockley group.

Yours sincerely,
/s/ Andrew Rickman
Dr Andrew G Rickman OBE
CEO
Rockley Photonics Holdings Limited
Rockley Photonics Inc, Inc.

Understood and Accepted
Other than the amendments made above, all other terms and conditions of your employment remain unchanged and unaffected by this letter.

/s/ Chad Becker                        7/1/2022
Employee Signature                    Date